3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:
Quintin Lai
Vice President, Investor Relations
(314) 898-4643

FOR IMMEDIATE RELEASE - St. Louis, MO, February 6, 2014
SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS RECORD Q4 2013 AND FULL-YEAR 2013 RESULTS. REPORTS Q4 2013 ADJUSTED DILUTED EPS OF $1.02 AND ORGANIC SALES GROWTH OF 6%. REPORTS FULL-YEAR 2013 ADJUSTED DILUTED EPS OF $4.12. EXPECTS FULL YEAR 2014 ADJUSTED DILUTED EPS TO INCREASE TO A RANGE OF $4.30 TO $4.40.

HIGHLIGHTS:

Q4 2013 Results (all percentage changes are against comparable periods in 2012)

•	Reported sales increased 5% to $684 million, a record high for quarterly sales. Sales grew organically by 6% with changes in foreign currency exchange rates reducing sales by 1%.

•	By business unit, organic sales grew 3% in Research, 6% in Applied and 10% in SAFC Commercial.

•
Reported diluted EPS was $1.08 compared to $0.96 in Q4 2012, an increase of 13%. Adjusted diluted EPS (excluding certain tax benefits of $8 million in Q4 2013) was $1.02 compared to $0.96 in Q4 2012. Changes in foreign currency exchange rates versus the same period last year reduced adjusted EPS by $0.03.

Full-Year 2013 Results (all percentage changes are against full-year 2012 results)

•	Reported sales grew 3% to $2.7 billion. Sales grew organically by 4% with changes in foreign currency exchange rates reducing sales by 1%.

•	By business unit, organic sales grew 2% in Research, 5% in Applied and 6% in SAFC Commercial.

•	Reported net income was $491 million, an increase of 7%. Free cash flow was a record-high of $541 million, an increase of 19%.

•
Reported diluted EPS was $4.06 compared to $3.77 in 2012. Excluding restructuring and other charges and certain tax benefits in 2013, adjusted diluted EPS was $4.12 compared to $3.85 in 2012, an increase of 7%. Changes in foreign currency exchange rates from last year reduced 2013 adjusted diluted EPS by $0.05.

2014 Outlook (all percentage changes are against full-year 2013 results)

•	Overall organic sales growth for the full year is expected to be in the low-to-mid single digits and a slight improvement over 2013.

•	By business unit, organic sales growth is expected to be in the low-to-mid single digits for Research, mid-single digits for Applied and mid-to-high single digits for SAFC Commercial.

•	Adjusted diluted EPS is expected to be within a range of $4.30 to $4.40. The full-year effective tax rate is expected to be approximately 27%.

•	Net cash provided by operating activities and free cash flow are expected to exceed $600 million and $475 million, respectively.

•	This guidance is based on current foreign currency exchange rates. At these rates the overall impact on EPS is not expected to be significant versus 2013.

CEO’s STATEMENT:

Commenting on 2013 performance, President and CEO Rakesh Sachdev said, “Our teams had a successful, productive year, which resulted in record sales, earnings and free cash flow for Sigma-Aldrich, and we delivered solid EPS growth for the 39th consecutive year.

At the start of 2013, we began operating through three distinct customer-facing business units -- Research, Applied and SAFC Commercial -- to focus on solving the unique demands of our customers in each of these markets. As the year progressed, each of these business units gained traction in successfully supporting our customers. This culminated with 6% organic sales growth in the fourth quarter, our highest quarterly performance in over two years.

In the Research business unit, our customer-focused strategy led to improving Pharma organic sales performance throughout all of 2013. Pharma performance and solid growth in our Dealer segment helped offset a decline in Academic/Government demand, which was impacted by U.S. sequestration and funding constraints.

Our newest business unit, Applied, which focuses on testing laboratories and industrial customers, had a successful debut year with strong growth in the Diagnostics and Testing segment. Our Applied unit provides critical materials and customized solutions for a wide range of applications such as cancer diagnostics, workplace air monitoring, agbio workflows and the manufacture of medical materials. We are satisfying the growing demand from our highly-regulated diagnostic customers by expanding the number of our manufacturing sites that have the required ISO certification.

We continue to grow and add content to our industry-leading eCommerce platform. In 2013, worldwide sales of Research and Applied products through the Company’s e-commerce channels represented 48% of combined business unit sales and grew by 5% compared to 2012. Total website visits increased by 25% as a result of initiatives such as Pubget’s peer-reviewed content and the online launch of interactive biological pathway maps.

The SAFC Commercial business unit had a solid year and finished on a strong note with double-digit organic sales growth in the fourth quarter of 2013. The Life Science Products segment was a strong performer throughout the year, and the Life Science Services segment saw a significant improvement in organic sales growth in 2013 as compared to 2012.

I am very pleased with the way our team managed the transition into our customer-facing business units and continued to provide exceptional service, product selection and quality. Our teams had a solid year with respect to working capital management, which resulted in a record year of free cash flow for the Company. In 2014, our newly-formed Global Supply Chain team will continue work to improve our operational efficiencies.

Mr. Sachdev continued, “As we look to 2014, we see improving trends in several of our business segments and expect overall organic sales growth to be in the low-to-mid single digit range. We are forecasting our EPS to be in the range of $4.30 to $4.40.

I am proud of the hard work and dedication of the 9,000 employees at Sigma-Aldrich. We are honored to be recently recognized by Corporate Knights at the World Economic Forum in Davos as one of the "Global 100 Most Sustainable Corporations in the World.” To be ranked 20th in our debut year and the highest ranked company among our peer group is a testament to the dedication of our global workforce.”

Q4 2013 AND FULL-YEAR 2013 RESULTS:

Reported sales for the fourth quarter of 2013 were $684 million, a 5% increase from the same quarter in 2012. Organic sales growth in the quarter was 6%. Changes in foreign currency exchange rates reduced sales by 1%.

For the full-year 2013, reported sales were $2.7 billion, a 3% increase from 2012. Organic sales growth was 4%. Changes in foreign currency exchange rates reduced sales by 1%.

Business Unit Performance in the Fourth Quarter of 2013 (all percentage changes are against comparable periods in 2012)

Research ($347 million in sales, 51% of overall sales)

•	Organic sales grew by 3%. Changes in foreign currency exchange rates reduced sales growth by 1%.

•
Organic sales were flat in the Academic/Government segment. Sales growth in the EMEA and APAC regions were solid during the quarter, offsetting the sales decline in the Total Americas region due to the impacts of sequestration and the October shutdown of the NIH intramural campus.

•	Organic sales growth in the Pharma segment was in the high-single digits, which continues a six-quarter trend of sequential improvement.

•	Organic sales growth in the Dealer segment was in the mid-single digits with contribution across all customer segments and geographies.

Applied ($156 million in sales, 23% of overall sales)

•	Organic sales grew by 6%. Changes in foreign currency exchange rates increased sales growth by 1%.

•
Organic sales growth in the Diagnostics and Testing segment was in the high-single digits. The improvement over the mid-single digits seen in the third quarter of 2013 was led by solid growth in the Total Americas and EMEA regions and strong double-digit growth in the APAC region.

•	Organic sales growth in the Industrial segment was in the low-to-mid single digits. Growth contribution was primarily attributable to the Total Americas region.

SAFC Commercial ($181 million in sales, 26% of overall sales)

•	Organic sales grew 10%. Changes in foreign currency exchange rates reduced sales growth by 1%.

•	Organic sales growth in the Life Science Products segment was in the double digits. Biopharma materials and contract manufacturing again led this segment with strong double-digit growth.

•
Organic sales growth in the Life Science Services segment was in the double digits. The growth was led by strong double-digit growth in biopharma services and solid growth in early development services.

•	Organic sales in the Hitech segment declined in the mid-single digits. LED metal organic precursor pricing declined, while precursor sales to semiconductor companies continued to be strong.

Operating income in the fourth quarter of 2013 grew by $7 million from the same period last year.  Adjusted operating income margin was relatively unchanged from last year at 25.0%, despite headwinds from unfavorable foreign exchange rates and higher mix of SAFC Commercial sales.

Full-year 2013 adjusted operating income margin was 25.3% compared to 25.7% in 2012. The largest contributor to the year-over-year decline was product mix among business units largely resulting from greater overall growth contribution from SAFC Commercial sales.

The adjusted effective tax rate for the fourth quarter of 2013, excluding $8 million of certain tax benefits, was 28% compared to 29% in the same period last year. The lower effective tax rate for the fourth quarter of 2013 is due to lower state and local tax expense. The $8 million of excluded tax benefits primarily relates to finalizing prior year tax filings for various jurisdictions, which was not anticipated in prior guidance.

The adjusted effective tax rate for full year 2013 was 27% as compared to 30% in 2012. The lower adjusted effective tax rate for full year 2013 is primarily due to the increased benefits from favorable tax rates in foreign jurisdictions, the reinstatement of the U.S. R&D credit in January 2013 (which allowed for the recording in 2013 of the U.S. R&D tax credit for both 2012 and 2013) and various other law changes enacted in 2013, including the U.K. and certain key U.S. states.

The estimated 2014 effective tax rate is expected to be approximately 27%.

For the full-year 2013, free cash flow was a record $541 million as compared to $453 million in for the full-year 2012.

2014 OUTLOOK:

•	Overall organic sales growth is expected to be in the low-to-mid single digit range.

•	Research is expected to be in the low-to-mid single digits.

•	Applied is expected to be in the mid-single digits.

•	SAFC Commercial is expected to be in the mid-to-high single digits.

•	Adjusted operating income margin is expected to improve by approximately 50 basis points.

•	Effective tax rate is expected to be approximately 27%.

•	Adjusted diluted EPS forecast is expected to be in the range of $4.30 to $4.40.

•	Net cash provided by operating activities is expected to exceed $600 million. Capital expenditures are expected to be approximately $130 million. Free cash flow is expected to exceed $475 million.

OTHER INFORMATION:

Cash Flow and Debt: For the full-year 2013, net cash provided by operating activities was $641 million compared to $567 million in 2012. Full-year 2013 capital expenditures were $100 million compared to $114 million in 2012. Full-year 2013 free cash flow of $541 million was used to return $249 million to shareholders through dividends and share repurchases. The Company’s debt to capital ratio was 11% at December 31, 2013 and 21% at December 31, 2012.

Share Repurchases: In the fourth quarter of 2013, the Company repurchased 350,000 shares for $31 million. There were approximately 119 million shares outstanding at December 31, 2013. The Company expects to continue to offset the dilutive impact of issuing share-based incentive compensation with future repurchases, the timing and amount of which will depend upon market conditions and other factors.

Conference Call Information: The Company will hold a conference call to discuss fourth quarter 2013 financial results on Thursday, February 6, 2014, at 10:00 AM CST. To listen, please call (877) 266-0483 (Domestic) or (707) 287-9342 (International) and use Conference ID# 34455183. Interested parties can also listen and view the presentation slides via the Internet at http://investor.sigmaaldrich.com/.

A replay of the call will be available from 2/06/2014 to 2/13/2014. For the replay, please call (855) 859-2056 (Domestic) or (404) 537-3406 (International) and use Conference ID# 34455183 or go to http://investor.sigmaaldrich.com/ under "Presentations & Events."

Cautionary Statement: This release contains forward-looking statements. Such statements involve risk and uncertainty, including financial, business environment and projections. Such statements are preceded by, are followed by or include the words “expect,” “expects,” “expected,” “modestly better,” “to focus,” “expanding,” “approximately,” “are satisfying,” “forecasting,” “will,” or similar expressions, and other statements contained herein regarding matters that are not historical facts. Additionally, this release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including, without limitation, statements with respect to the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, return on invested capital, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters. These statements are based on assumptions regarding the Company operations, investments, acquisitions and conditions in the markets the Company serves. The Company believes these statements are reasonable and well founded. Such statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release, due to, but not limited to, such factors as

(1) global economic conditions and other factors affecting the creditworthiness of our customers around the world, (2) changes in pricing and the competitive environment and the global demand for the Company's products, (3) changes in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research, Applied and SAFC Commercial business units, (6) dependence on uninterrupted manufacturing operations and a global supply chain, (7) changes in the regulatory environment in which the Company operates, (8) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 12 - Income Taxes, to the Company’s consolidated financial statements included in Item 8 of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “10-K”), (9) exposure to litigation including product liability claims, (10) the ability to maintain adequate quality standards, (11) reliance on third party package delivery services, (12) an unanticipated increase in interest rates, (13) other changes in the business environment in which the Company operates, (14) acquisitions or divestitures of businesses and (15) the outcome of the outstanding matters described in Note 13 - Contingent Liabilities and Commitments, to the Company’s consolidated financial statements included in Item 8 of Part II of the 10-K. A further discussion of the Company’s risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and a wide range of industrial companies. The Company operates in 37 countries and has approximately 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its website at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by other companies inside or outside of the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 11 and 12 of this release for these reconciliations.

With approximately 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company’s performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report past currency impacts, we are unable to estimate changes that may occur later in 2014 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value: adjusted net income, EPS and operating income margin (reconciled on page 12) and free cash flow (defined on page 10). Free cash flow does not necessarily represent the residual cash flow available for discretionary expenditures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Sales	$684	$655	$2,704	$2,623
Cost of products and services sold	342	327	1,343	1,276
Gross profit	342	328	1,361	1,347
Selling, general and administrative expenses	154	147	612	605
Research and development expenses	17	16	66	69
Restructuring and other charges	—	1	22	14
Operating income	171	164	661	659
Interest, net	1	1	4	4
Income before income taxes	170	163	657	655
Provision for income taxes	39	47	166	195
Net income	$131	$116	$491	$460

Net income per share - Basic	$1.09	$0.97	$4.09	$3.80
Net income per share - Diluted	$1.08	$0.96	$4.06	$3.77

Weighted average number of shares outstanding - Basic	120	120	120	121
Weighted average number of shares outstanding - Diluted	121	121	121	122

Income Statement Ratios
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Gross profit	50.0%	50.1%	50.3%	51.4%
S,G&A expenses	22.5%	22.4%	22.6%	23.1%
Research and development expenses	2.5%	2.5%	2.4%	2.6%
Restructuring and other charges	—%	0.2%	0.9%	0.6%
Operating income	25.0%	25.0%	24.4%	25.1%

Net income	19.2%	17.7%	18.2%	17.5%

Effective tax rate	22.9%	28.8%	25.3%	29.8%

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets (Unaudited)
(in millions)

	(Unaudited)
	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$722	$724
Accounts receivable	382	356
Inventories	699	722
Deferred taxes	31	32
Other	87	95
Total current assets	1,921	1,929

Property, plant and equipment:
Property, plant and equipment	2,098	2,011
Less - accumulated depreciation	(1,292)	(1,182)
Property, plant and equipment, net	806	829

Goodwill	691	691
Intangibles, net	255	282
Other	132	89
Total assets	$3,805	$3,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$65	$383
Accounts payable	152	160
Payroll	64	55
Income taxes	25	26
Other	77	77
Total current liabilities	383	701

Long-term debt	300	300
Pension and post-retirement benefits	73	135
Deferred taxes	74	64
Other	80	74
Total liabilities	910	1,274

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	322	276
Common stock in treasury	(2,407)	(2,271)
Retained earnings	4,658	4,270
Accumulated other comprehensive income	120	69
Total stockholders' equity	2,895	2,546

Total liabilities and stockholders' equity	$3,805	$3,820

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Twelve Months Ended
	December 31,
	2013	2012
Cash flows from operating activities:
Net income	$491	$460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138	136
Deferred income taxes	(8)	34
Stock-based compensation expense	22	17
Restructuring, net of payments	8	—
Other	(15)	(5)
Changes in operating assets and liabilities:
Accounts receivable	(32)	(15)
Inventories	12	(44)
Accounts payable	(8)	10
Income taxes	3	(10)
Other, net	30	(16)
Net cash provided by operating activities	641	567
Cash flows from investing activities:
Capital expenditures	(100)	(114)
Purchases of investments	(100)	(97)
Proceeds from sales of investments	83	97
Acquisitions of businesses, net of cash acquired	—	(391)
Proceeds from sale of net assets	13	—
Other, net	(4)	(6)
Net cash (used in) investing activities	(108)	(511)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(318)	161
Dividends	(103)	(97)
Share repurchases	(146)	(124)
Proceeds from exercise of stock options	27	41
Excess tax benefits from stock-based payments	7	13
Net cash (used in) financing activities	(533)	(6)

Effect of exchange rate changes on cash	(2)	9
Net change in cash and cash equivalents	(2)	59
Cash and cash equivalents at January 1	724	665
Cash and cash equivalents at December 31	$722	$724

Reconciliation of Free Cash Flow
(in millions)
	Twelve Months Ended
	December 31,
	2013	2012

Net cash provided by operating activities	$641	$567
Less: Capital expenditures	(100)	(114)
Free cash flow	$541	$453

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit
	Three Months Ended
	December 31, 2013
			Acquisition	Adjusted
	Reported	Currency	Benefit	(Organic)

Research	1%	(1)%	(1)%	3%
Applied	7%	1%	—%	6%
SAFC Commercial	9%	(1)%	—%	10%
Total Customer Sales	5%	(1)%	—%	6%

	Twelve Months Ended
	December 31, 2013
			Acquisition	Adjusted
	Reported	Currency	Benefit	(Organic)

Research	—%	(2)%	—%	2%
Applied	5%	—%	—%	5%
SAFC Commercial	7%	(1)%	2%	6%
Total Customer Sales	3%	(1)%	—%	4%

Business Unit Sales
(in millions)
	First Quarter 2013	Second Quarter 2013	Third Quarter 2013	Fourth Quarter 2013	Total 2013

Research	$361	$353	$341	$347	$1,402
Applied	159	160	154	156	629
SAFC Commercial	155	168	169	181	673
Total Customer Sales	$675	$681	$664	$684	$2,704

	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Total 2012

Research	$372	$348	$335	$343	$1,398
Applied	153	151	148	146	598
SAFC Commercial	140	165	156	166	627
Total Customer Sales	$665	$664	$639	$655	$2,623

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Reported net income	$131	$116	$1.08	$0.96
Restructuring and other charges	—	—	—	—
Favorable tax items	(8)	—	(0.06)	—
Adjusted net income	$123	$116	$1.02	$0.96

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Reported net income	$491	$460	$4.06	$3.77
Restructuring and other charges	16	10	0.13	0.08
Favorable tax items	(8)	—	(0.07)	—
Adjusted net income	$499	$470	$4.12	$3.85

Reconciliation of Reported Operating Income to Adjusted Operating Income
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Reported operating income	$171	$164	$661	$659
Restructuring and other charges	—	1	22	14
Adjusted operating income	$171	$165	$683	$673

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Reported operating income margin	25.0%	25.0%	24.4%	25.1%
Restructuring and other charges	—%	0.2%	0.9%	0.6%
Adjusted operating income margin	25.0%	25.2%	25.3%	25.7%

Trend of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2013	2013	2013	2013

Reported operating income margin	25.0%	23.8%	24.4%	24.6%
Restructuring and other charges	—%	1.5%	1.7%	—%
Adjusted operating income margin	25.0%	25.3%	26.1%	24.6%